Exhibit 23.21


                        Consent of Independent Auditors



We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the L-3 Communications Corporation Master Savings Plan, L-3 Communication Systems-Camden Savings Plan, Randtron Employees' Retirement Savings Plan, L-3 ILEX Systems Savings and Security Plan and Trust, L-3 Hygienetics Environmental Services Savings Plan, and L-3 Ocean Systems Thrift Plan, of L-3 Communications Holdings, Inc. of our report dated January 27, 1998, with respect to the financial statements of Satellite Transmission Systems Division of California Microwave, Inc., included in the Registration Statement on Form S-1 No. 333-46975 and related Prospectus dated May 18, 1998 of L-3 Communications Holdings, Inc.






                                           /s/ Ernst & Young LLP

Melville, New York
September 21, 1998